AGREEMENT OF MERGER

BY AND BETWEEN

CODY RESOURCES, INC.
(a Nevada corporation)

AND

CODY RESOURCES, INC.
(a Delaware corporation)

THIS AGREEMENT OF MERGER approved on June 20, 2008 by Cody Resources, Inc., a corporation incorporated under the laws of the State of Nevada (“Cody Nevada”) by resolutions adopted by its Board of Directors and the holders of a majority of the issued and outstanding common stock of Cody Nevada on said date, and approved on June 20, 2008 by Cody Resources, Inc., a corporation incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of Cody Nevada (“Cody Delaware”), by resolutions adopted by its Board of Directors and on June 20, 2008 by resolution of the Board of Directors of Cody Nevada as sole stockholder of Cody Delaware.

1.           Cody Nevada shall, pursuant to the provisions of the Nevada Revised Statutes (the “NRS”) and the Delaware General Corporation Law (the “DGCL”) be merged with and into Cody Delaware, which shall be the surviving corporation upon the effective date (as defined herein) of the merger in the jurisdiction of its organization and which is sometimes hereinafter referred to as “Cody Delaware” or the “surviving corporation,” and which shall continue to exist as said surviving corporation pursuant to the provisions of the DGCL.  The separate existence of Cody Nevada, which is sometimes hereinafter referred to as “Cody Nevada” or the “non-surviving corporation,” shall cease upon the effective date of the merger.  The effective date of the merger shall be effective as prescribed by law (the “Effective Date”).

2.           The Certificate of Incorporation and Bylaws of Cody Delaware upon the Effective Date of the merger in the jurisdiction of its organization shall be the Certificate of Incorporation and Bylaws of said surviving corporation, and said Certificate of Incorporation and Bylaws shall continue in full force and effect until amended and changed in the manner provided under the Certificate of Incorporation and Bylaws and prescribed by the provisions of the DGCL.

3.           The directors and officers in office of Cody Delaware at the Effective Date of the merger shall be the members of the Board of Directors and the officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the surviving corporation.

4.   Each share of common stock of Cody Nevada which shall be outstanding on the Effective Date of and all rights in respect thereto shall forthwith be changed and converted into one (1) share of common stock of the surviving corporation.  Each option, warrant or right to acquire or convertible security convertible into shares of common stock of Cody Nevada outstanding on the Effective Date shall forthwith be change and converted into an option, warrant or right to acquire or convertible security convertible into the same number of shares of common stock of the surviving corporation on all the other terms and conditions applicable to such option, warrant, right or convertible security.  Each outstanding share of common stock of Cody Delaware held by Cody Nevada on the Effective Date shall forthwith be cancelled.
            5.            After the Effective Date of this Agreement, each holder of an outstanding certificate representing shares of common stock of Cody Nevada shall surrender the same to the surviving corporation and each such holder shall be entitled upon such surrender to receive the number of shares of common stock of the surviving corporation on the basis provided herein.  Until so surrendered, the outstanding shares of stock of Cody Nevada to be converted into the stock of the surviving corporation as provided herein, may be treated by the surviving corporation for all corporate purposes as evidencing the ownership of shares of the surviving corporation as though said surrender and exchange had taken place. After the Effective Date of this Agreement, each registered owner of any uncertificated shares of common stock of Cody Nevada shall have said shares of common stock cancelled and said registered owner shall be entitled to the number of common shares of the surviving corporation on the basis provided herein.

            6.            This Agreement of Merger shall be submitted to the holders of a majority of the issued and outstanding common stock of Cody Nevada, the Board of Directors of Cody Nevada and the Board of Directors of Cody Delaware for their approval or rejection in the manner prescribed by the NRS and DGCL, respectively.

            7.           In the event that the merger of Cody Nevada into Cody Delaware shall have been fully authorized in accordance with the provisions of said DGCL, and, in the event that this Agreement of Merger shall have been fully approved and authorized by Cody Nevada in the manner prescribed by the provisions of the NRS, Cody Nevada and Cody Delaware hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Delaware and the laws of the State of Nevada, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

            8.           Any officer of Cody Nevada and any officer of Cody Delaware are hereby authorized to execute the Articles of Merger and the Certificate of Merger and any necessary certificates upon behalf of said corporations, in conformity with the provisions of the NRS and the DGCL; and the Board of Directors and the proper officers of Cody Nevada and of Cody Delaware, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement of Merger or of the merger herein provided for.

             9.           This Agreement of Merger may be executed in several counterparts, each of which shall be deemed to be an original, and all of which when taken together shall be deemed to be one and the same instrument.

            10.           If any term, provision, covenant or restriction contained in this Agreement of Merger is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and conditions contained in this Agreement of Merger shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Merger this 20th day of June, 2008.

CODY RESOURCES, INC., a Nevada corporation

/s/DONALD SAMPSON
By: Donald Sampson
Its: CEO and President

CODY RESOURCES, INC., a Delaware corporation

/s/DONALD SAMPSON
By: Donald Sampson
Its: CEO and President